Exhibit 99

For immediate release:                          Contact: Paul Fitzhenry
September 3, 2003                                        (212) 733-4637


      PFIZER PROVIDES EARNINGS PROJECTIONS ON ADJUSTED AND GAAP BASIS
             FOR 2003 AND 2004 IN CONJUNCTION WITH UPCOMING
                  INVESTOR CONFERENCE PRESENTATIONS

NEW YORK, Sept. 3 -- In conjunction with presentations at four upcoming investor conferences, Pfizer today reconfirmed its expectations of the Company's adjusted earnings* and adjusted diluted earnings per share* for 2003 and 2004 as discussed in its second quarter earnings release on July 25, 2003. In that release, the company said, "Our expectations for adjusted diluted EPS* for 2003 and 2004 are unchanged. We continue to anticipate adjusted diluted EPS* in 2003 of $1.73 and of $2.13 in 2004." We anticipate diluted EPS on a GAAP basis in 2003 of $.70 and in 2004 of $1.77. The change in anticipated diluted EPS on a GAAP basis for 2003 from previous estimates primarily reflects a change in the value attributable to purchased inventory in connection with the Pharmacia acquisition, which is then charged to cost of sales when sold.

The four investor conference presentations will occur during September as follows: Pfizer Inc Executive Vice President and Chief Financial Officer David L. Shedlarz will present on September 4, at the Thomas Weisel Partners Healthcare Tailwinds 2003 Conference in Boston; Chairman and Chief Executive Officer Hank McKinnell will present on September 8, at the Bear Stearns Healthcare Conference in New York; Shedlarz will present on September 18, at the Banc of America 33rd Annual Investment Conference in San Francisco and on September 22 at the UBS Global Life Sciences Conference in New York.

Dr. McKinnell and Mr. Shedlarz are expected to discuss the Company's performance and prospects, as well as the acquisition of Pharmacia completed earlier this year.

* "Adjusted earnings" and "adjusted diluted earnings per share (EPS)" are defined as reported earnings/loss and diluted earnings/loss per share excluding the impact of purchase accounting of the Pharmacia acquisition, certain significant items, merger-related costs, and the cumulative effect of a change in accounting principle. For reconciliation of adjusted earnings to GAAP earnings, see Appendix I.

# # # # #

DISCLOSURE NOTICE: The information contained in this document is as of September 3, 2003. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities and the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; trends toward managed care and health-care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including Medicaid and Medicare, and involuntary approval of prescription medicines for over-the-counter use; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement, or access; contingencies related to actual or alleged environmental contamination; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision related to product liability, patent protection, and other lawsuits; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest-rate and foreign-currency exchange-rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in its periodic reports on Forms 10-Q and 8-K (if any).

APPENDIX I

Reconciliation of Adjusted Earnings to GAAP Earnings
($ Billions, Except EPS)

                                Estimated        Estimated
                                   2003            2004
Income/(Expense)               Net  Diluted     Net  Diluted
                             Income    EPS     Income   EPS

Adjusted Earnings*           $12.6   $1.73     $16.4   $2.13

In-Process R&D                (5.1)   (.70)       --      --

Workdown of Inventory         (2.1)   (.29)       --      --
Write-up, After Tax

Incremental Purchase          (1.5)   (.20)     (2.1)   (.27)
Accounting-related
Intangible Amortization/
Fixed Asset Depreciation,
After Tax

Merger-Related Costs,      (0.8)     (.11)      (0.7)   (.09)
After Tax

Significant Items,          2.0       .27         --      --
After Tax+


GAAP Earnings              $5.1      $.70      $13.6   $1.77


* Adjusted Earnings = GAAP Net Income Excluding Cumulative Effect of a Change in Accounting Principle, Certain Significant Items, Merger-Related Costs, and Purchase Accounting-Related Impacts

+    Significant Items Consist of Gains on Sales of Discontinued
Businesses/Products, Gains on Sales of Product Lines, and Co-Promotion Charges and Intellectual Property Rights Payments